Exhibit 2.1
AMENDMENT TO THE ACQUISITION AGREEMENT
     THIS AMENDMENT TO THE ACQUISITION AGREEMENT (this “Agreement”) is entered into this 9th day of February, 2006, by and among SELECT MEDICAL CORPORATION, a corporation incorporated under the laws of the State of Delaware (the “Guarantor”), SLMC FINANCE CORPORATION, a corporation incorporated under the laws of the State of Delaware (the “Vendor”) and CALLISTO CAPITAL L.P. (the “Purchaser”), by its general partner CALLISTO CAPITAL (GP) L.P., by its general partner CALLISTO CAPITAL (GP) INC., a corporation incorporated under the laws of the Province of Ontario.
WHEREAS:
A. the Guarantor, the Vendor and the Purchaser (the “Parties”) have entered into an agreement dated December 23, 2005 (the “Acquisition Agreement”) which provides for the purchase and sale of all of the issued and outstanding common shares of Canadian Back Institute Limited, a corporation amalgamated under the laws of the Province of Ontario (the “Corporation”); and
B. the Parties wish to amend the Acquisition Agreement;
     NOW THEREFORE in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:
1.	The definition of “Closing Date” in Section 1.1 of the Acquisition Agreement shall be deleted and replaced by the following:

““Closing Date” means March 1, 2006 or such earlier or later date as may be agreed upon in writing by the Parties;”.

2.	Section 1.1 of the Acquisition Agreement shall be amended to add the following definition of “Deposit”:

““Deposit” has the meaning ascribed thereto in Section 2.10 hereof;”.

3.	Section 1.1 of the Acquisition Agreement shall be amended to add the following definition of “Purchaser’s Acknowledgement”:

““Purchaser’s Acknowledgment” has the meaning ascribed thereto in Section 4.4 hereof;”.

4.	Section 1.1 of the Acquisition Agreement shall be amended to add the following definition of “Reorganization”:

“Reorganization” shall mean the reorganization of the structure of the Corporation and its Subsidiaries that is intended to occur prior to the Closing

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substantially in accordance with the steps described on page 2 of the presentation provided by Ernst & Young and appended hereto as Schedule A;”.
5.	Section 1.1 of the Acquisition Agreement shall be amended to add the following definition of “Reorganization Commencement Time”:

““Reorganization Commencement Time” shall mean the later of the (i) time the Purchaser requests in writing that the Vendor and the Guarantor cause the Corporation to commence the Reorganization and (ii) time immediately prior to the time the Reorganization is commenced. For purposes hereof, the Reorganization shall be deemed to have commenced at the time the first step is taken on Schedule A hereto;”.

6.	Section 2.6 of the Acquisition Agreement shall be amended by adding the following before the period at the end thereof:

“; provided that $7 million of the Purchase Price shall be paid by set off of the Deposit against the Purchase Price.”

7.	The following shall be added to the Acquisition Agreement as Section 2.10:

“2.10 Deposit
(a) Upon execution of this Agreement, the Purchaser shall pay to the Vendor a deposit of $7 million (the “Deposit”) to be held in trust (but need not be held separately from other funds) until the earlier of the (i) Closing Time or (ii) date upon which the Deposit becomes non-refundable in accordance herewith. At the Closing, the Deposit will be set off against the Purchase Price in the manner provided in Section 2.6.
(b) The Deposit shall become non-refundable and the Vendor will be entitled to retain the Deposit if the Closing does not occur on or before March 1, 2006 for reasons other than the Guarantor or the Vendor failing to satisfy or comply with, at or before the Closing Time, any of the conditions of Closing listed in Section 5.1, which is not waived or acknowledged to be satisfied by the Purchaser.”
8.	Section 3.1.14 of the Acquisition Agreement shall be deleted and replaced with the following:

“Since October 31, 2005, except as contemplated in Section 5.1.6 of this Agreement or in connection with the Reorganization, to the Knowledge of the Guarantor the Corporation and each Subsidiary has carried on its business in the ordinary course, consistent with past practice.”

9.	The following shall be added to the Acquisition Agreement as Section 4.2.4:

“4.2.4 Tax Election

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     The Purchaser hereby covenants and agrees to cause the entity that will own the assets of the Corporation and its Subsidiaries after the consummation of the Reorganization and all subsequent related transactions to file an election on IRS Form 8832 to be treated as a corporation for U.S. tax purposes, with such election to be effective before the Closing Date. The Purchaser agrees to provide the Vendor with the opportunity to review and comment on such election, and will make any changes reasonably requested by the Vendor. The Purchaser further covenants and agrees that it will cause such entity not to revoke such election for a period of not less than one year from the deemed election date, and that in no event shall any such revocation by such entity be effective prior to one year after the Closing Date.”
10.	The following shall be added to the Acquisition Agreement as Section 4.4:

“4.4 Reorganization
     In the event the Purchaser requests the Vendor and the Guarantor to cause the Corporation to commence the Reorganization, and the Vendor and the Guarantor deliver to the Purchaser the certificate required by Section 5.1.1(c) hereof at or prior to the Reorganization Commencement Time, upon receipt of such certificate the Purchaser shall deliver to the Vendor an acknowledgment in writing that the conditions set forth in Section 5.1.1(a) and Section 5.1.1(c) have been satisfied (the “Purchaser’s Acknowledgment”). The parties agree that the Vendor and the Guarantor need not cause the Corporation to commence the Reorganization until after receipt of the Purchaser’s Acknowledgment.”
11.	Section 5.1.1 of the Acquisition Agreement shall be deleted and replaced with the following:

“5.1.1 Representations, Warranties and Covenants of the Guarantor and the Vendor
(a)	All representations and warranties of the Guarantor and the Vendor made in or pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Reorganization Commencement Time (or the Closing Time if the Purchaser does not request the Corporation to commence the Reorganization) with the same force and effect as if such representations and warranties had been made at and as of the Reorganization Commencement Time (or the Closing Time if the Purchaser does not request the Corporation to commence the Reorganization) ; provided that all representations and warranties of the Guarantor and the Vendor made in or pursuant to this Agreement that contain an express materiality qualification shall have been true and correct in all respects on the date hereof and shall be true and correct in all respects at the Reorganization Commencement Time (or the Closing Time if the Purchaser does not request the Corporation to commence the Reorganization) as if such representations and warranties had been made at and as of the Reorganization Commencement Time (or the Closing

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Time if the Purchaser does not request the Corporation to commence the Reorganization).

(b)	The Guarantor and the Vendor shall have performed or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed by them at or prior to the Closing Time.

(c)	As evidence of the satisfaction of the condition in Sections 5.1.1(a), the Guarantor and the Vendor shall deliver to the Purchaser at the Reorganization Commencement Time (or the Closing Time if the Purchaser does not request the Corporation to commence the Reorganization) a certificate of the Guarantor and the Vendor, confirming the matter in Section 5.1.1(a). Notwithstanding the foregoing, unless otherwise explicitly stated in the certificate, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or have the effect of modifying or qualifying in any way, any of the representations and warranties of the Guarantor and the Vendor made in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Purchaser as provided in Section 3.6.

(d)	As evidence of the satisfaction of the condition set forth in Section 5.1.1(b), the Guarantor and the Vendor shall deliver to the Purchaser at the Closing Time a certificate of the Guarantor and the Vendor, confirming the matter in Section 5.1.1(b).”
12.	Section 5.1.3 of the Acquisition Agreement shall be deleted.

13.	Section 5.4(d) of the Acquisition Agreement shall be deleted.

14.	Section 6.1(c) of the Acquisition Agreement shall be deleted and replaced with the following:
     “any Taxes required to be paid by the Corporation or any Subsidiary relating to any period ending on or before the Closing Date, in excess of the Taxes accrued as a liability on the Closing Balance Sheet; provided that the Vendor and Guarantor shall not be required to indemnify the Purchaser or its Representatives against any Taxes (i) resulting from any amendment to or refiling of Tax Returns by the Corporation after the Closing Date, or (ii) resulting from or arising in connection with the Reorganization or for which the Purchaser is required to indemnify the Vendor and the Guarantor under Section 6.2(c) hereof.”
15.	The final paragraph of Section 6.1 shall be deleted and replaced with the following:

“Notwithstanding the Closing and the delivery of the certificate pursuant to Section 5.1.1(c) for the purposes of the Purchaser’s right to be indemnified as provided in this Section 6.1 (but subject to the limitations in Section 6.12), unless

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otherwise explicitly stated in the certificate, the said certificate shall be deemed to repeat the representations and warranties of the Guarantor and the Vendor, made in this Agreement on and as of the Reorganization Commencement Time (or the Closing Time if the Purchaser does not request the Corporation to commence the Reorganization) as if then made without qualification as to materiality, except for the representations and warranties expressly so qualified in this Agreement.”

16.	Section 6.2 of the Acquisition Agreement shall be amended by (i) deleting the word “or” at the end of Section 6.2(a); (ii) deleting the “.” at the end of Section 6.2(b) and inserting “;” in place thereof; (iii) adding the following as Section 6.2(c): “(c) any Taxes, costs, fees, expenses or damages (whether incurred before or after the Closing) payable by the Vendor or the Guarantor related to or arising from the Reorganization or any actions to be taken or caused to be taken by the Purchaser with respect to the Corporation or any of its Subsidiaries (or any successor to all or substantially all of their assets or business) after the Closing; or,” and (iv) adding the following as Section 6.2(d): “(d) in the event the Closing does not occur, any Taxes, costs, fees, expenses or damages payable by the Corporation or any of its Subsidiaries related to or arising from the Reorganization.”

17.	After the Closing, the Corporation will be jointly and severally liable with the Purchaser with respect to the Purchaser’s indemnification obligation to the Guarantor, the Vendor and their Representatives set forth in Section 6.2(c) above.

18.	The Purchaser, the Guarantor, the Vendor and the Corporation hereby consent to the Reorganization for all purposes under the Acquisition Agreement. Notwithstanding anything in the Acquisition Agreement to the contrary, the Purchaser agrees that: (i) the Vendor and the Guarantor will not be in breach of any representation, warranty or covenant under the Acquisition Agreement as a result of the Reorganization or any Loss that is or may be suffered by the Corporation or its Subsidiaries as a direct or indirect result of or arising in connection with or related in any manner to the Reorganization, and (ii) the Vendor and the Guarantor shall not be required to indemnify the Purchaser or any of its Representatives under the Acquisition Agreement from and against any Loss (or any portion of any Loss) suffered by the Purchaser or any of its Representatives as a direct or indirect result of, or arising in connection with or related in any manner to, the Reorganization.

19.	Notwithstanding anything to the contrary contained in the Acquisition Agreement, for all purposes under the Acquisition Agreement each of the Estimated Closing Working Capital, Closing Working Capital, Estimated Long Term Liabilities and Closing Long Term Liabilities shall be calculated as if the Reorganization did not occur and all of the costs associated with the Reorganization had not been incurred.

20.	Pursuant to Section 7.8 of the Acquisition Agreement, the Parties agree that the Purchaser may assign the Acquisition Agreement to 2093325 Ontario Inc., being “Acquireco (Ont)” as described in Schedule A, provided that 2093325 Ontario

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Inc., once formed, agrees in writing with the Guarantor and the Vendor to be bound by the obligations, covenants and agreements contained in the Acquisition Agreement in all respects and to the same extent as the Purchaser, and provided further that the Purchaser shall continue to be bound by all the obligations, covenants and agreements in the Acquisition Agreement to the extent that 2093325 Ontario Inc. fails to perform the same.

21.	The Vendor, the Guarantor and the Purchaser have agreed that the Vendor will fulfill its obligations that are listed on Schedule 4.3 to the Acquisition Agreement (on the basis as previously agreed) either on or prior to the Closing Date, it being agreed that the matter set forth in item 3 on Schedule 4.3 will be completed on a mutually agreed date in advance of the Closing Date.

22.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

23.	This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction) and each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or relating hereto.

24.	This Agreement, together with the Acquisition Agreement, including the schedules and exhibits attached thereto, will constitute the entire agreement between the Parties with regard to the transactions therein contemplated. The Parties confirm that, except as specifically provided herein, all of the terms and conditions of the Acquisition Agreement are and shall remain in full force and effect.

25.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

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     IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto.

SELECT MEDICAL CORPORATION

Per:	/s/ Kenneth L. Moore

Name: Kenneth L. Moore
Title: Vice President

Per:	/s/ Michael E. Tarvin

Name: Michael E. Tarvin
Title: Secretary

SLMC FINANCE CORPORATION

Per:	/s/ Andrew T. Panaccione

Name: Andrew T. Panaccione
Title: Vice President & Treasurer

Per:	/s/ Karen Severino

Name: Karen Severino
Title: Secretary

CALLISTO CAPITAL L.P., by its general partner CALLISTO CAPITAL (GP) L.P., by its general partner CALLISTO CAPITAL (GP) INC.

Per:	/s/ J.B. Walker

Name: J.B. Walker
Title: Managing Director

Per:

Name:
Title:

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CANADIAN BACK INSTITUTE LIMITED

Per:	/s/ Kenneth L. Moore

Name: Kenneth L. Moore
Title: Vice President

Per:	/s/ Michael E. Tarvin

Name: Michael E. Tarvin
Title: Vice President